Exhibit 10.4

MASTER AMENDMENT
TO
LONG-TERM PERFORMANCE INCENTIVE PLANS
PNM Resources, Inc. (the “Company”) annually adopts a long-term incentive plan that provides eligible officers of the Company with the opportunity to earn Performance Share Awards and time-vested Restricted Stock Rights (collectively, the “Awards”). The Company previously adopted the PNM Resources, Inc. 2011 Long-Term Incentive Transition Plan; the PNM Resources, Inc. 2012 Long-Term Incentive Plan; the PNM Resources, Inc. 2013 Long-Term Incentive Plan; the PNM Resources, Inc. 2014 Long-Term Incentive Plan; the PNM Resources, Inc. 2015 Long-Term Incentive Plan; and the PNM Resources, Inc. 2016 Long-Term Incentive Plan (individually, each a “Plan” and collectively, the “Plans”). The Company now desires to amend the Plans for consistency with amendments to the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan and the PNM Resources, Inc. 2014 Performance Equity Plan (collectively, the “PEPs”) that are being adopted simultaneously.

AMENDMENT
1.    The Plans are hereby amended by the deletion of any existing section relating to tax withholding.
2.    The Plans are hereby amended by the addition of the following new section to read as follows:
Withholding. The Company shall have the power to withhold, or require an officer of the Company to remit to the Company, up to the maximum amount necessary to satisfy federal, state, and local tax withholding requirements in the applicable jurisdiction on any Award under the Plan, all in accordance with the provisions of the PEPs.

IN WITNESS WHEREOF, PNM Resources, Inc. has caused this Master Amendment to be executed as of this 10 day of January, 2017.

PNM RESOURCES, INC.

By:    /s/ Patrick V. Apodaca
Patrick V. Apodaca

Its: Senior Vice President, General Counsel &
Secretary

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